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                                                                       Exhibit J

                    Letterhead of PricewaterhouseCoopers LLP

                       CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated February 20, 2004, relating to the financial statements and financial highlights which appear in the December 31, 2003 Annual Reports to Shareholders of Dryden Short-Term Bond Fund, Inc. (formerly Prudential Short-Term Corporate Bond Fund, Inc.), consisting of:
Dryden Short-Term Corporate Bond Fund and Dryden Ultra Short Bond Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Other Service Providers" and "Financial Statements" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York
April 26, 2004